Joint Filer Information
Title of Security:	Common Stock
Issuer & Ticker Symbol:	ORAMED PHARMACEUTICALS INC. [ORMP]
Designated Filer:	Regals Capital Management LP
Other Joint Filers:	Regals Fund LP (the "Fund"); David M. Slager
Addresses:	The address of each of the Fund and Mr. Slager is 152 West 57th Street, 9th Floor, New York, New York 10019.
Signatures:

Dated:  October 27, 2015

REGALS FUND LP By: Regals Fund GP LLC, its general partner
By: /s/ David M. Slager Name: David M. Slager Title: Managing Member

DAVID M. SLAGER
By: /s/ David M. Slager Name: David M. Slager